Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. DECLARES CASH DIVIDEND TO SHAREHOLDERS

Green Bay, Wisconsin, August 19, 2025 - Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet”) announced its Board of Directors has declared a quarterly cash dividend of $0.32 per share to shareholders of its common stock. The dividend will be payable on September 15, 2025, to shareholders of record as of September 2, 2025.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches primarily in Wisconsin, Michigan, and Minnesota. More information can be found at www.nicoletbank.com.

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